SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                ----------------


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         Environmental Power Corporation
                                (NAME OF ISSUER)

                     Common Stock, par value $0.01 per share
                         (TITLE OF CLASS OF SECURITIES)

                                    29406L201
                                 (CUSIP NUMBER)

                                 October 11,2007
             (Date of Event which requires Filing of this Statement)

            Check the appropriate box to designate the rule
                   pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [x] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)






                             (Page 1 of 14 Pages)
------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29406L201                    13G                    PAGE 2 of 14 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Renewable Energy Fund, L.P.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    359,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    359,000
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          359,000
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          2.31%
--------------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON **
              PN
--------------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29406L201                    13G                    PAGE 3 of 14 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Renewable Energy Offshore Fund, Ltd.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          British Virgin Islands
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    520,100
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    520,100
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          520,100
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          3.35%
--------------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON **
              CO
--------------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29406L201                    13G                    PAGE 4 of 14 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Advisory Partners
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Connecticut
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    970,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    970,000
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          970,000
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          6.25%
--------------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON **
              PN; IA
--------------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29406L201                    13G                    PAGE 5 of 14 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners I
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Connecticut
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    359,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    359,000
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          359,000
--------------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          2.31%
--------------------------------------------------------------------------------
    (12) TYPE OF REPORTING PERSON **
              PN
--------------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29406L201                    13G                    PAGE 6 of 14 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Philip J. Hempleman
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    970,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    970,000
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          970,000
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          6.25%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               IN
--------------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 29406L201                    13G                    PAGE 7 of 14 PAGES


ITEM 1(a).  NAME OF ISSUER:

            The name of the issuer is Environmental Power Corporation (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            One Cate Street 4th Floor, Portsmouth, New Hampshire 03801

ITEM 2(a).  NAME OF PERSON FILING:

      This statement is filed by:

      (i) Ardsley Partners Renewable Energy Fund, L.P., a Delaware limited partnership ("Ardsley Energy"), with respect to the shares of Common Stock, par value $0.01 per share ("Common Stock") directly owned by it;
      (ii) Ardsley Renewable Energy Offshore Fund, Ltd., a British Virgin Islands corporation ("Ardsley Energy Offshore"), with respect to the shares of Common Stock directly owned by it;
      (v) Ardsley Advisory Partners, a New York general partnership ("Ardsley") which serves as Investment Manager of Ardsley Energy Offshore and the Investment Adviser of Ardsley Energy and certain managed accounts, with respect to the shares of Common Stock directly owned by Ardsley Energy Offshore, Ardsley Energy and the managed accounts;
      (vi) Ardsley Partners I, a New York general partnership ("Ardsley Partners") which serves as General Partner of Ardsley Energy; and
      (vii) Philip J. Hempleman ("Mr. Hempleman"), the Managing Partner of Ardsley and Ardsley Partners, with respect to the shares of Common Stock owned by Ardsley Energy, Ardsley Energy Offshore and the managed accounts.

            The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

      The address of the business office of each of the Reporting Persons, with the exception of Ardsley Energy Offshore, is 262 Harbor Drive, Stamford, Connecticut 06902.

      The address of the registered office of Ardsley Energy Offshore is Romasco Place, Wickhams Cay 1, Roadtown Tortola, British Virgin Islands.

CUSIP No. 29406L201                    13G                    PAGE 8 of 14 PAGES

ITEM 2(c).  CITIZENSHIP:

      Ardsley Energy is a Delaware limited partnership. Ardsley Energy Offshore is British Virgin Islands corporation. Ardsley and Ardsley Partners are New York general partnerships. Mr. Hempleman is a United States Citizen.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Class A Common Stock, par value $0.01 per share

ITEM 2(e).  CUSIP NUMBER:  29406L201

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ]   Broker or dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act


          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [ ]   Investment   Company  registered  under  Section  8  of  the
                    Investment Company Act

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

          (g) [ ]   Parent  Holding  Company,   in  accordance  with  Rule  13d-
                    1(b)(ii)(G); see item 7

          (h) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

CUSIP No. 29406L201                    13G                    PAGE 9 of 14 PAGES

ITEM 4.   OWNERSHIP.

The percentages used n the Item 4 are calculated based upon 15,522,490 shares of Common Stock issued and outstanding as reported by Bloomberg as of December 31, 2007.

Based upon the last quarterly report filed by the Company on Form 10-Q for the quarterly period ended September 30, 2007, the number of shares of Common Stock issued and outstanding as of September 30, 2007 was 10,267,784. Using this number, the percentages beneficially owned by (i) Ardsley Partners Renewable Energy Fund, L.P. Ardsley Partners I; (ii) Ardsley Renewable Energy Offshore Fund, Ltd.; and (iii) Ardsley Advisory Partners and Philip J. Hempleman would be 3.50%; 5.07%; and 9.45%, respectively.

      A.    Ardsley Partners Renewable Energy Fund, L.P.
            (a)    Amount beneficially owned: 359,000
            (b)    Percent of class: 2.31%
            (c)    (i)   Sole Power to vote or direct the vote: -0-
                   (ii)  Shared power to vote or direct the vote: 359,000
                   (iii) Sole power to dispose or direct the disposition: -0-
                   (iv)  Shared power to dispose or direct the disposition:
                         359,000

      B.    Ardsley Renewable Energy Offshore Fund, Ltd.
            (a)    Amount beneficially owned: 520,100
            (b)    Percent of class: 3.35%
            (c)    (i) Sole Power to vote or direct the vote: -0-
                   (ii)  Shared power to vote or direct the vote: 520,100
                   (iii) Sole power to dispose or direct the disposition: -0-
                   (iv)  Shared power to dispose or direct the disposition:
                         520,100

      C.    Ardsley Advisory Partners
            (a)    Amount beneficially owned: 970,000
            (b)    Percent of class: 6.25%
            (c)    (i)   Sole Power to vote or direct the vote: -0-
                   (ii)  Shared power to vote or direct the vote: 970,000
                   (iii) Sole power to dispose or direct the disposition: -0-
                   (iv)  Shared power to dispose or direct the disposition:
                         970,000

      D. Ardsley Partners I
            (a)    Amount beneficially owned: 359,000
            (b)    Percent of class: 2.31%
            (c)    (i)   Sole Power to vote or direct the vote: -0-
                   (ii)  Shared power to vote or direct the vote: 359,000
                   (iii) Sole power to dispose or direct the disposition: -0-
                   (iv)  Shared power to dispose or direct the disposition:
                         359,000

      E. Philip J. Hempleman
            (a)    Amount beneficially owned: 970,000
            (b)    Percent of class: 6.25%
            (c)    (i)   Sole Power to vote or direct the vote: -0-
                   (ii)  Shared power to vote or direct the vote: 970,000
                   (iii) Sole power to dispose or direct the disposition: -0-
                   (iv)  Shared power to dispose or direct the disposition:
                         970,000

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
      Not applicable.

CUSIP No. 29406L201                    13G                   PAGE 10 of 14 PAGES


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Ardsley, the Investment Manager of Ardsley Energy Offshore and the Investment Adviser of certain managed accounts, has the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by Ardsley Energy Offshore and the managed accounts, and accordingly may be deemed the direct "beneficial owner" of such shares of Common Stock.

      Ardsley, the Investment Adviser of Ardsley Energy, shares the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by Ardsley Energy, and, accordingly, may be deemed the direct "beneficial owner" of such shares of Common Stock.

      Ardsley Partners, the General Partner of Ardsley Energy, shares the power to vote and direct the disposition of the shares of Common Stock owned by Ardsley Energy, and, accordingly, may be deemed the direct "beneficial owner" of such shares of Common Stock.

      Mr. Hempleman is the Managing Partner of Ardsley and Ardsley Partners and in that capacity directs their operations and therefore may be deemed to be the indirect "beneficial owner" of the shares of Common Stock owned by Ardsley Energy Offshore, Ardsley Energy and the managed accounts. Mr. Hempleman disclaims beneficial ownership of all of the Shares of Common Stock reported in this 13G

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.

     Each of the Reporting Persons hereby makes the following certification:

      By signing below I certify, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 29406L201                    13G                   PAGE 11 of 14 PAGES
                            SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED: as of February 14, 2008



                              ARDSLEY PARTNERS RENEWABLE ENERGY FUND, L.P.
                              BY:  ARDSLEY PARTNERS I,
                                   GENERAL PARTNER


                              BY:/s/ STEVE NAPOLI
                                 ----------------
                                  Steve Napoli
                                  General Partner


                              ARDSLEY RENEWABLE ENERGY OFFSHORE FUND, LTD.


                              BY:/s/ STEVE NAPOLI
                                 ----------------
                                  Steve Napoli
                                  Director



                              ARDSLEY ADVISORY PARTNERS
                              By:  ARDSLEY PARTNERS I
                                   GENERAL PARTNER


                              BY:/s/ STEVE NAPOLI
                                 ----------------
                                  Steve Napoli
                                  General Partner



                              ARDSLEY PARTNERS I

                              BY:/s/ STEVE NAPOLI
                                 ----------------
                                  Steve Napoli
                                  General Partner

CUSIP No. 29406L201                    13G                   PAGE 12 of 14 PAGES




                              PHILIP J. HEMPLEMAN, INDIVIDUALLY


                              BY:/s/ STEVE NAPOLI*
                                 ----------------
                                  Steve Napoli
                                  As attorney in fact for
                                  Philip J. Hempleman


* Evidence of Power of Attorney was filed with the Schedule 13G filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.

CUSIP No. 29406L201                    13G                   PAGE 13 of 14 PAGES

                                    EXHIBIT 1
               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

          The undersigned  acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of February 14, 2008



                              ARDSLEY PARTNERS RENEWABLE ENERGY FUND, L.P.
                              BY:  ARDSLEY PARTNERS I,
                                   GENERAL PARTNER


                              BY:/s/ STEVE NAPOLI
                                 ----------------
                                  Steve Napoli
                                  General Partner


                              ARDSLEY RENEWABLE ENERGY OFFSHORE FUND, LTD.


                              BY:/s/ STEVE NAPOLI
                                 ----------------
                                  Steve Napoli
                                  Director



                              ARDSLEY ADVISORY PARTNERS

                              By:  ARDSLEY PARTNERS I
                                   GENERAL PARTNER

                              BY:/s/ STEVE NAPOLI
                                 ----------------
                                  Steve Napoli
                                  General Partner

CUSIP No. 29406L201                    13G                   PAGE 14 of 14 PAGES


                              ARDSLEY PARTNERS I

                              BY:/s/ STEVE NAPOLI
                                 ----------------
                                  Steve Napoli
                                  General Partner


                              PHILIP J. HEMPLEMAN, INDIVIDUALLY


                              BY:/s/ STEVE NAPOLI *
                                 ----------------
                                  Steve Napoli
                                  Attorney-in-fact
                                  for Philip J. Hempleman





* Evidence of Power of Attorney was filed with the Schedule 13G filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.